Exhibit 99.1

Superior Essex Inc. Reports Record Revenues and Net Earnings in the 2005 First Quarter

          ATLANTA, April 26 /PRNewswire-FirstCall/ -- Superior Essex Inc. (Nasdaq: SPSX), one of the largest wire and cable companies in North America, today reported revenues of $403 million for the three months ended March 31, 2005 and net income of $10.0 million, or $0.59 per diluted share.  Net income included a net credit of $0.25 per share for special items, including a gain on the recent sale of the Company’s US Seal product line.

          ”For the fifth consecutive quarter we have achieved significant year over year revenue growth,” said Stephen M. Carter, Chief Executive Officer of Superior Essex Inc.  “Higher sales volumes also resulted in improving margins and significant profitability gains.  Excluding special items, 2005 first quarter net income nearly tripled compared to the first quarter of 2004.”

          Consolidated First Quarter Results

          For the quarter ended March 31, 2005, Superior Essex reported revenues of $403 million, compared to revenues of $302 million in the first quarter of 2004.  The increase in 2005 first quarter revenues reflected the impact of higher copper prices, incremental revenues from the 2004 Belden and Nexans asset acquisitions, and organic growth in both of the Company’s Core Businesses (which include the Communications Cable and Magnet Wire & Distribution segments).  Adjusted to a constant cost of copper (“copper adjusted”), first quarter 2005 consolidated revenues grew 21% and Core Business revenues grew 29% compared to the first quarter of 2004.  On a sequential basis, copper adjusted Core Business revenues increased 6% compared to the fourth quarter of 2004.

          Operating income totaled $24.1 million in the 2005 first quarter, including a net gain of $7.3 million from special items.  This compared to operating income of $7.6 million in the 2004 first quarter.  Adjusted EBITDA, a non-GAAP financial measure (defined in the attached tables), was $22.9 million for the 2005 first quarter as compared to $13.8 million in the prior year first quarter and $19.8 million in the 2004 fourth quarter.

          Net income for the first quarter of 2005 was $10.0 million or $0.59 per diluted share, including net after tax credits of $4.3 million ($0.25 per share) from the special items listed below.  This compares with first quarter 2004 diluted earnings per share of $0.08, which included a net charge for special items of $0.04 per diluted share.  Excluding special items, 2005 first quarter diluted earnings per share increased 183% over the prior year first quarter.

          The special items included in the 2005 first quarter results consisted of the following (these items are also detailed in Table 1):

--	A gain of $10.4 million ($6.3 million after tax) on the sale of the Company’s US Seal product line,

--	An after tax impairment charge of $2.3 million related to a write-down of the Company’s U.K. magnet wire operations fixed assets,

--	A tax credit of $0.7 million related to resolution of certain tax contingencies, and

--	Other financial and operational restructuring charges of $0.8 million ($0.4 million after tax).

          Business Segment Operating Results

          Communications Cable

          The Communications Cable (“Communications”) segment reported 2005 first quarter revenues of $152 million, a 68% increase over first quarter 2004 revenues of $91 million.  On a copper adjusted basis, Communications 2005 first quarter revenues increased 49% compared to the first quarter of 2004. The 2005 first quarter sales increase reflected incremental copper outside plant wire and cable revenues resulting from the Company’s June 2004 Belden asset acquisition, as well as an approximately 30% internal growth rate in sales of fiber optic and premises wire and cable products.

          Communications segment profit margins also expanded year-over-year reflecting improved manufacturing cost absorption from both increased volume and production throughput.  As a result, Adjusted EBITDA for the Communications segment increased by 140% in the first quarter of 2005 to $14.9 million, compared to $6.2 million in the first quarter of 2004.

          Magnet Wire and Distribution

          The Magnet Wire and Distribution (“Magnet Wire”) segment reported 2005 first quarter revenues of $185 million, a 26% increase over revenues of $146 million in the first quarter of 2004.  The Magnet Wire segment achieved its fifth consecutive quarter of comparative sales growth, with copper adjusted revenues increasing in the 2005 first quarter by 15% compared to the first quarter of 2004 and by 13% compared to the fourth quarter of 2004.  First quarter 2005 results included incremental revenues from the September 2004 acquisition of the U.S. magnet wire assets from Nexans.  In addition, the 2005 first quarter revenue increase reflected copper adjusted organic growth of approximately 9% which included targeted market share gains as well as continued strengthening of the basic industrial and power sector end markets.

          Adjusted EBITDA for the Magnet Wire segment was $12.1 million in the 2005 first quarter, an increase of 25% compared to $9.6 million in the 2004 first quarter.  Profit margins increased modestly, with higher throughput and price surcharges offsetting higher raw material and energy costs.

          Copper Rod

          The Copper Rod segment reported revenues of $67 million in the 2005 first quarter, compared to $65 million in the 2004 first quarter.  On a copper adjusted basis, copper rod revenues declined 11% in the 2005 first quarter compared to the prior year, due to reduced demand from certain automotive customers and other planned reductions.  Revenues in this segment reflect external sales of processed copper rod that is not consumed internally, allowing for fixed cost recovery at margins that are generally break even.

          Corporate

          Corporate and other expenses increased by $1.8 million compared to the first quarter of 2004 reflecting, among other items, increased costs for the successful completion of the 2004 Sarbanes Oxley internal control certification process and higher non-cash compensation expense charges.

          Debt, Capital Structure and Liquidity

          The Company reported total debt at March 31, 2005 of approximately $315 million, which represented a $22 million increase compared to December 31, 2004.  The increase reflected both normal seasonal increases in working capital and the impact of higher copper prices.  During the quarter the Company also received approximately $11 million in net proceeds from the sale of its US Seal product line and paid $10 million pursuant to the Belden asset acquisition based on a successful transition of customer contracts.

          The Company’s total debt at March 31, 2005 included $53 million outstanding on its revolving credit facility.  Total cash and available liquidity under the revolving credit facility was approximately $120 million at the end of the 2005 first quarter.

          Stephen Carter’s CEO Comments

          “In the first quarter we continued to benefit from stable end market demand and from increased volume and manufacturing leverage related to our 2004 asset acquisitions,” said Stephen M. Carter, Chief Executive Officer of Superior Essex.  “Our year over year revenue growth reflects in part the Belden and Nexans asset acquisitions completed during 2004.  However, we also increased revenues on a sequential quarter basis, which reflects both growing markets and our stronger position within those markets.”

          “In our Communications segment, demand for copper outside plant wire and cable remained solid through the typically slower winter months.  Segment results were further bolstered by growth in our fiber and premise wire and cable product lines.  We believe that we have increased our share of the premise market, which continues to grow overall.”

          “In our Magnet Wire segment, demand for North American magnet wire in certain key sectors has increased as the U.S. industrial economy continues to grow.  In addition, we believe that we have been successful in improving our share of the North American market with several major long-term customer arrangements.  Our Torreon, Mexico expansion is now complete, which enhances our ability to cost effectively meet customer demand in the fastest growing region of North America.”

          “In the first quarter we completed the sale of US Seal, a product line of mechanical pump seals sold through Essex Brownell.  We have retained the ability to sell these products through Essex Brownell under a five-year distribution agreement with the buyer, John Crane, Inc.  The $11 million in net proceeds from the transaction allows us to more efficiently use capital to fund previously announced growth opportunities in China and Europe.”

          “As previously announced, we intend to enter the Chinese magnet wire market through the construction of a greenfield facility with expected annual capacity of 24 million pounds by late 2006.  We have completed initial regulatory and corporate formation steps and expect to break ground on the facility this summer.”

          “We are also continuing to make progress with our plans to merge our U.K. magnet wire operations with those of Nexans, forming a majority-owned joint venture that would be the largest magnet wire manufacturer in Europe.  In connection with this transaction, and to reflect current market conditions in Europe, we recorded an impairment charge of $2.3 million related to our U.K. magnet wire fixed assets which we anticipate will be contributed to the European magnet wire joint venture.”

          Outlook

          “In the second quarter, which is normally our seasonally strongest period, we expect to benefit year over year from the incremental volumes associated with the Belden and Nexans transactions.  In addition, demand for our core Communications Cable and Magnet Wire products has continued to strengthen, leading to higher capacity utilization and better cost absorption.”

          “While escalating raw material and energy costs persist, we believe production throughput and pricing adjustments can largely offset these cost increases and that the margin growth we have reported over the past several quarters can be sustained.”

          “As a result of these factors, we expect to achieve substantial year over year increases in sales, operating income and net income in the second quarter.  On a sequential basis, we expect second quarter earnings per share -- excluding special items -- to increase by at least 15% compared to the first quarter, which would represent a year over year increase for the quarter of approximately 100%.”

          Analyst Call Information

          Superior Essex will host an analyst call at 10:00 a.m. (ET), April 27, 2005. During the call, the Company will discuss earnings results and will provide general business updates.

          The dial-in number for financial analysts is 800-362-0574. To participate, please dial in a few minutes before the scheduled time. The media and the public are invited to listen to the call at www.superioressex.com .

          A replay of the call will be available through May 2, 2005 by dialing 800-938-1594.  A webcast replay will also be archived for a limited period on the Company’s website at www.superioressex.com .

          About Superior Essex

          Superior Essex Inc. is one of the largest North American wire and cable manufacturers and among the largest wire and cable manufacturers in the world. Superior Essex manufactures a broad portfolio of wire and cable products with primary applications in the communications, magnet wire, and related distribution markets. The Company is a leading manufacturer and supplier of copper and fiber optic communications wire and cable products to telephone companies, distributors and system integrators; a leading manufacturer and supplier of magnet wire and fabricated insulation products to major original equipment manufacturers (OEMs) for use in motors, transformers, generators and electrical controls; and a distributor of magnet wire, insulation, and related products to smaller OEMs and motor repair facilities. Additional information can be found on the Company’s website at www.superioressex.com .

          Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, general economic, business and industry trends, spending reductions by the telephone industry, the migration of magnet wire demand to China, intense competition, risks in product and technology development, market acceptance of new products and continuing product demand, production and timing of customer orders, the impact of competitive products and pricing, changes in short-term interest rates and foreign exchange rates, fluctuations in the supply, availability and pricing of copper and other principal raw materials, a significant level of indebtedness, our ability to operate within the framework of our revolving credit facility and senior notes, our ability to realize the expected benefits of our acquisition of assets from Belden and Nexans and identify, finance and integrate other acquisitions; and other risk factors detailed in Superior Essex’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2004.

Table 1
Detail of Special Items Impacting Net Income
Three Months Ended March 31
($ in millions, except per share data)
Unaudited

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004

Gain on sale of US Seal product line	10.4	—
Fixed asset impairment charge related to the UK magnet wire operations	(2.3)	—
Accelerated depreciation of equipment idled as a result of equipment acquired from Belden (classified in “cost of goods sold”)	$(0.3)	$—
Financial restructuring costs	(0.1)	(1.1)
Facility closure costs	(0.4)	—
Sub-total	$7.3	$(1.1)
Tax impact	(3.7)	0.4
Income tax benefit related to settlements of prior period tax accruals	0.7	—
Total impact on net income	$4.3	$(0.7)
Total impact on diluted earnings per share	$0.25	$(0.04)

Superior Essex Inc.
Condensed Consolidated Income Statements
Three Months Ended March 31
($in millions, except share and per share data)
Unaudited

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004

Net sales	$403.3	$301.9
Cost of sales	361.4	272.3
Gross profit	41.9	29.6
Selling, general and administrative	25.5	20.9
Restructuring and other charges	0.4	1.1
Gain on sale of US Seal product line	(10.4)	—
Asset impairment charge	2.3	—
Operating income	24.1	7.6
Interest expense	(7.1)	(4.9)
Other, net	0.1	—
Income before income taxes	17.1	2.7
Income tax expense	(7.1)	(1.3)
Net income	$10.0	$1.4
Earnings per common share
Basic	$0.60	$0.08
Diluted	$0.59	$0.08
Shares used for computation (000s)
Basic	16,584	16,500
Diluted	16,889	16,592

Superior Essex Inc.
Condensed Consolidated Balance Sheets
($in millions)
Unaudited

	March 31, 2005	December 31, 2004

ASSETS
Current assets:
Cash and cash equivalents	$2.0	$18.3
Accounts receivable, net	182.2	145.0
Inventories, net	188.6	160.9
Other current assets	21.3	25.8
Total current assets	394.1	350.0
Property, plant and equipment (net of accumulated depreciation)	234.7	239.2
Intangibles and other long-term assets, net	42.2	41.8
TOTAL ASSETS	$671.0	$631.0
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$52.8	$30.8
Accounts payable	82.8	66.2
Accrued expenses	44.5	57.5
Total current liabilities	180.1	154.5
Long-term debt	262.6	262.4
Other long-term liabilities	43.0	39.9
Total liabilities	485.7	456.8
Stockholders’ equity	185.3	174.2
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$671.0	$631.0

Financial Measures and Key Operating Metrics

 We use certain operating and financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance, financial position or cash flows that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

Due to the impact of differing copper costs on revenues in the reported periods, the Company is providing supplemental, non-GAAP sales comparisons at a constant cost of copper (“copper adjusted revenues”) to aid in analyzing period-to-period revenues.  These revenues are adjusted to a $1.00/lb COMEX cost.

Earnings before interest, taxes, depreciation and amortization, or “EBITDA”, is a performance metric we use and which is used by other companies. “EBITDA” as used by the Company (defined as operating income adding back depreciation and amortization) may not be comparable to a similarly titled measure of another company. Management believes that EBITDA is a useful adjunct to net income and other measurements under GAAP because it is a meaningful measure of a company’s performance, as interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness, capital purchasing practices and interest rates.  We have included below a reconciliation of EBITDA to operating income and net income, the GAAP financial measures most directly comparable to EBITDA.

The Company also uses the term “Adjusted EBITDA.”  Adjusted EBITDA excludes costs incurred in connection with the reorganization of Superior TeleCom, non-cash compensation expenses, transition costs associated with acquisitions, gains on assets sales, asset impairment charges and other (which includes settlement gains from prior period litigation, gains on sales of real estate, insurance reserve adjustments, severance costs, and other income/expense as listed on the Condensed Consolidated Income Statement for the period).  The Company believes this measure is useful in analyzing the underlying operating performance of the Company before the impact of these costs.  EBITDA and Adjusted EBITDA also assist management in evaluating operating performance and are sometimes used to evaluate performance for executive compensation.  We have included a reconciliation of EBITDA to Adjusted EBITDA.

EBITDA and Adjusted EBITDA are supplements to GAAP financial information and should not be considered an alternative to, or more meaningful than, net income, income from continuing operations or operating income as determined in accordance with GAAP. EBITDA and Adjusted EBITDA have distinct limitations as compared to GAAP information such as net income, income from continuing operations or operating income.  By excluding interest and income taxes for example, it may not be apparent that both represent a reduction in cash available to the Company.  Likewise, depreciation and amortization, while non-cash items, represent generally the utilization of assets that produce revenue for the Company.  By excluding the costs of the Superior TeleCom restructuring and certain transition costs related to acquisitions in Adjusted EBITDA, it may not be apparent that these costs represent a reduction in cash available to the Company.  Management compensates for these limitations by using the GAAP results in conjunction with these other measures.

Superior Essex Inc.
Supplemental Financial Information
Three Months Ended March 31
($ in millions)
Unaudited

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004

Net sales
Communications Cable	$152.0	$90.6
Magnet Wire and Distribution	184.5	146.4
Copper Rod	66.8	64.9
	$403.3	$301.9
Net sales, copper price adjusted (1)
Communications Cable	$137.6	$92.3
Magnet Wire and Distribution	160.1	139.1
Copper Rod	47.0	52.9
Net sales, copper price adjusted	$344.7	$284.3
Constant cost of copper adjustment	58.6	17.6
Net sales (GAAP)	$403.3	$301.9
Adjusted EBITDA
Net income	$10.0	$1.4
Income tax expense	7.1	1.3
Interest expense	7.1	4.9
Other, net	(0.1)	—
Operating income	$24.1	$7.6
Depreciation/amortization	5.8	4.8
EBITDA	$29.9	$12.4
Restructuring and other charges	0.4	1.1
Non-cash equity compensation	0.6	0.3
Gain on sale of US Seal product line	(10.4)	—
Asset impairment charge	2.3	—
Other, net	0.1	—
Adjusted EBITDA	$22.9	$13.8
Adjusted EBITDA by segment
Communications Cable	$14.9	$6.2
Magnet Wire and Distribution	12.1	9.6
Copper Rod	0.4	0.9
Corporate and other	(4.5)	(2.9)
	$22.9	$13.8

(1)	Adjusted to a constant $1.00 COMEX copper cost per pound

SOURCE  Superior Essex Inc.
          -0-                                        04/26/2005
          /CONTACT:  Hank Pennington, Director of Investor Relations of Superior Essex Inc., +1-770-657-6246/
          /Web site:  http://www.superioressex.com /